UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2005

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

Equity Compensation Awards

On December 7, 2005, the Compensation and Stock Option Committee (the “Committee”) of the Board of Directors of Lydall, Inc. (the “Company”) approved the acceleration of the vesting of certain outstanding unvested stock options granted to current employees, including officers of the Company, under the Company’s 2003 Stock Incentive Compensation Plan. Specifically, the Committee approved the acceleration of the vesting of stock options which were; (i) granted prior to December 7, 2005, (ii) had an exercise price in excess of $7.65 (the closing price of the Company’s common stock on December 7, 2005) and (iii) would have been unvested on December 31, 2005. Options to purchase approximately 216,000 shares of the Company’s common stock (of which options to purchase approximately 103,000 shares are held by officers) became vested that otherwise would have vested, on average, approximately 1.8 years from the effective date of the acceleration. The options have exercise prices ranging from $11.08 to $11.46 and a weighted average exercise price of $11.20. Aside from the acceleration of the vesting date, the terms and conditions of the stock option agreement governing the accelerated stock options remain unchanged. The Committee did not accelerate the vesting of options held by non-employee Directors of the Company.

The Company currently accounts for its stock options granted to employees, officers and directors using the intrinsic-value method under the guidelines of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). Currently, for purposes of APB No. 25, there is no intrinsic value for these “out-of-the money” unvested options, as the market value of the Company’s common stock is less than the exercise prices of the accelerated options. Thus, no compensation expense will be recognized in the Company’s financial statements for the fourth quarter ending December 31, 2005 related to the acceleration of these options.

The decision to accelerate the vesting of certain options was made primarily to reduce the compensation expense that would otherwise be expected to be recorded in conjunction with the Company’s required adoption of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“FAS 123R”). The Company will be required to apply the expense recognition provisions of FAS 123R beginning in the first quarter of 2006. FAS 123R generally requires companies to record compensation expense as stock options vest. The Company uses the Black-Scholes fair-value methodology to estimate the compensation expense to be recorded over the stock option vesting period. By accelerating the vesting of approximately 216,000 options, Lydall expects to avoid the recognition of compensation expense related to these options of approximately $1.0 million (pre-tax) from that which would otherwise be recorded over the remaining original option vesting period, including approximately $0.4 million in 2006, $0.4 million in 2007 and $0.2 million in 2008.

On December 7, 2005, the Committee granted approximately 261,000 options to employees at an exercise price of $7.65. Such options were not subject to accelerated vesting, but rather will vest in equal installments over 4 years. In addition, the Committee awarded employees 5,400 shares of restricted common stock, with the employees vesting in the common stock in full on the 4th anniversary of the grant date. These employee stock option and restricted stock awards are in accordance with the Company’s normal granting practice and are consistent with the Company’s goal of aligning the employee interests with those of our stockholders and linking compensation to the long-term performance of the Company.

Upon adoption of SFAS 123R, the combination of the vesting of the unvested options previously issued to non-employee directors and the options granted to employees on December 7, 2005, is expected to result in the future recognition of approximately $1.1 million (pre-tax) of compensation expense, including approximately $0.3 million in 2006, $0.3 million in 2007, $0.3 million in 2008 and $0.2 million in 2009.

Supplemental Executive Retirement Plan

On December 7, 2005, the Committee amended the Lydall Supplemental Executive Retirement Plan (the “Plan”) to provide that no additional participants shall be eligible to participate in the Plan and no further benefits shall accrue under the Plan after December 31, 2005.

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Forward Looking Statements

In the interest of more meaningful disclosure, Lydall and its management make statements regarding the future outlook of the Company, including certain statements in this Current Report on Form 8-K, which constitute “forward-looking statements” under the securities laws. These forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company, based on assumptions and estimates currently believed to be valid. Forward-looking statements are included in this Current Report on Form 8-K and are generally identified through the use of language such as “believe,” “expect,” “may,” “plan,” “project,” “estimate,” “anticipate” and other words of similar meaning in connection with the discussion of future operating or financial performance. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Some of the factors that might cause such a difference include risks and uncertainties which are detailed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2005 and Annual Report on Form 10-K for the year ended December 31, 2004.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

December 13, 2005	By:	/S/ THOMAS P. SMITH
Thomas P. Smith Vice President, Chief Financial Officer and Treasurer

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